Exhibit 4.02

Description of the Registrant’s Securities Registered

Under Section 12 of the Exchange Act of 1934

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the capital stock of Lumber Liquidators Holdings, Inc. (“Lumber Liquidators,” “we,” or “our”) does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our capital stock, we encourage you to read carefully our certificate of incorporation and bylaws, each as may be amended, and the applicable provisions of the laws of the state of Delaware.

Common Stock

Our authorized capital stock consists of 35,000,000 shares of common stock, with a par value of $0.001 per share and 8,000,000 shares of preferred stock,  with a par value of $0.01 per share.

Holders of common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In addition, holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes the issuance of an aggregate of 8,000,000 shares of preferred stock. No shares of preferred stock are currently issued and outstanding.

Our board of directors may, from time to time, direct the issue of shares of preferred stock in series and may, at the time of issue, determine the designation, powers, rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Lumber Liquidators before any payment is made to the holders of common stock. Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of securities of Lumber Liquidators or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of common stock.

Preemptive Rights

Our stockholders are not entitled to preemptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock.

Certain Anti-Takeover Effects of our Certificate of Incorporation,  Bylaws and Delaware Law

Our certificate of incorporation, bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions include a staggered board, the availability of “blank check” preferred stock, provisions restricting stockholders from calling a special meeting of stockholders or from taking action by written consent and provisions that set forth advance notice procedures for stockholders’ nominations of directors and proposals of topics for consideration at meetings of stockholders. Our certificate of incorporation also provides that Section 203 of the DGCL, which relates to business combinations with interested stockholders, applies to us. These provisions may delay, prevent or deter a merger, or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. In addition, these provisions may cause our common stock to trade at a market price lower than it might absent such provisions.

Structure of Board of Directors

Our certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. About one-third of the board will be elected annually, and each member will serve a three-year term. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board until the second annual stockholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision is designed to have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Lumber Liquidators and to increase the likelihood that incumbent directors will retain their positions. Under the DGCL, directors of a corporation with a classified board may only be removed for cause unless the certificate of incorporation provides otherwise.

Our certificate of incorporation does not provide that our stockholders can remove the directors without cause. Directors are elected by plurality vote, provided that any director so elected who does not receive an affirmative vote of the majority of the votes cast by shares entitled to vote in the election shall submit his or her resignation and the board of directors will decide whether to accept or reject the resignation.

Stockholder Action and Special Meetings of Stockholders

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our bylaws provide that, except as otherwise required by law, annual or special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the total number of directors then in office or by the chairperson of the board or directors.  Stockholders are not permitted to call a general meeting or to require the board of directors to call a general meeting.

Stockholder Proposals and Director Nominations

The bylaws establish an advance notice procedure for stockholder proposals to be brought before a general meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although neither the certificate of incorporation nor the bylaws gives the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a general meeting, the certificate of incorporation and the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Lumber Liquidators.

Business Combinations

Our certificate of incorporation provides that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, will apply to Lumber Liquidators. Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock now owned by the interested stockholder.

Amendments to Bylaws

Our board of directors will be permitted to alter certain provisions of our bylaws without obtaining stockholder approval.

Limitation of Liability and Indemnification of Officers and Directors

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal,  administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  To the extent that such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement may be entitled. Further, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability for directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. Advancement or reimbursement of expenses prior to a final disposition requires a written affirmation that the foregoing criteria were met and an undertaking to repay any advances if it is ultimately determined that the criteria were not met.

Our certificate of incorporation provides that a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Further, our certificate of incorporation and bylaws provide, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that we will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.

Our certificate of incorporation and bylaws provide that the right to indemnification includes the right to be paid by us the expenses (including attorneys’ fees) incurred in defending such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding will be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial  decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under the certificate of incorporation, bylaws or otherwise; and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the board of directors may deem advisable.

Our certificate of incorporation and bylaws also permit us to purchase and maintain insurance to protect the company and any of our directors, officers, employees or agents or another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have in the past and may in the future enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in our bylaws, and govern the process by which claims for indemnification are considered.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “LL.”